As filed with the Securities and Exchange Commission on September 30, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FISHER COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-0222175
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 4th Avenue North, Suite 500 Seattle, Washington 98109 (Address of Principal Executive Office)

FISHER COMMUNICATIONS, INC.

AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

(Full title of the plan)

Christopher J. Bellavia, Esq.

Senior Vice President and General Counsel

Fisher Communications, Inc.

140 4th Avenue N., Suite 500

Seattle, Washington 98109

(Name and address of agent for service)

(206) 404-7000

(Telephone number, including area code, of agent for service

Copy to:

Andrew Bor, Esq.

Perkins Coie LLP

1201 Third Avenue, 48th Floor

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.25 per share, under the Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan	300,000	$17.48	$5,244,000	$373.90

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $17.48 based on the average of the high ($17.87) and low ($17.09) sales prices for the Common Stock on September 24, 2010, as reported by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K (File No. 000-22439) for the year ended December 31, 2009, filed on March 12, 2010, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) the Registrant’s Quarterly Reports on Form 10-Q (File No. 000-22439) for the periods ended March 31, 2010 and June 30, 2010, filed on May 10, 2010 and August 9, 2010, respectively, which contain unaudited interim financial statements;

(c) the Registrant’s Current Report on Form 8-K (File No. 000-22439) filed on May 18, 2010; and

(d) the description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K (File No. 000-22439), filed on February 17, 2009, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregister the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify directors and officers against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable, if the director or officer acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, or in the case of a criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful. Section 23B.08.560 of the WBCA authorizes a corporation by provision in a bylaw approved by its shareholders to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled. Section 10 of the Registrant’s Bylaws provides for indemnification of the Registrant’s current and former directors and officers against all expense, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee. Article V of the Registrant’s Articles of Incorporation (the “Articles”) provides for indemnification of the Registrant’s current and former directors and officer-directors without regard to the limitations set forth in Sections 23B.08.510 through 23B.08.550 and Section 23B.08.560(2) of the WBCA. Indemnification shall not be granted under the Articles or Bylaws for any of the conduct set forth in (a) through (c) above.

Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in circumstances where the director was involved in intentional misconduct, knowingly violated the law, violated Section 23B.08.310 of the WBCA (which section relates to unlawful distributions), or personally received a benefit in the form of money, property, or services to which the director was not legally entitled. Article V, Section 1 of the Articles contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the corporation and its shareholders.

Authority to indemnify under the WBCA and the Articles and Bylaws is sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The Registrant also maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-22439) filed on April 7, 2010)

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 30 th, day of September, 2010.

FISHER COMMUNICATIONS, INC.

/s/ COLLEEN B. BROWN
By:	Colleen B. Brown
President and CEO

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Colleen B. Brown and Joseph L. Lovejoy, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 30th, day of September, 2010.

Signature	Title

/s/ COLLEEN B. BROWN Colleen B. Brown	President, CEO and Director (Principal Executive Officer)

/s/ JOSEPH L. LOVEJOY Joseph L. Lovejoy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ HASSAN N. NATHA Hassan N. Natha	Vice President Finance (Principal Accounting Officer)

/s/ DEBORAH L. BEVIER Deborah L. Bevier	Director

/s/ PAUL A. BIBLE Paul A. Bible	Director

/s/ DONALD G. GRAHAM, III Donald G. Graham, III	Director

/s/ RICHARD L. HAWLEY Richard L. Hawley	Director

/s/ DAVID A. LORBER David A. Lorber	Director

/s/ BRIAN P. MCANDREWS Brian P. McAndrews	Director

/s/ GEORGE F. WARREN, JR. George F. Warren, Jr.	Director

/s/ WILLIAM W. WARREN, JR. William W. Warren, Jr.	Director

/s/ MICHAEL D. WORTSMAN Michael D. Wortsman	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-22439) filed on April 7, 2010)